Exhibit 10.4
First Amendment to the Employment Agreement
          FIRST AMENDMENT, dated as of, and effective, December 31, 2008 (this “Amendment”), to the Employment Agreement dated as of May 5, 2008 (the “Agreement”) by and among Harland Clarke Holdings Corp., (“Harland Clarke Holdings”), a Delaware corporation, Scantron Corporation (the “Company”), a Delaware corporation, and Jeffrey Heggedahl (the “Executive”).
          WHEREAS, the parties desire to amend the Agreement in certain respects; and agree that all other terms and conditions of the Agreement shall otherwise remain in place, except as expressly amended herein.
          NOW, THEREFORE, for valuable consideration, receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties do hereby agree as follows, effective as of the date set forth below:
          1.     The following phrase shall be added to Section 4.1(ii) of the Agreement after the word “Executive” and to Section 4.2(ii) of the Agreement after the word “termination”:
          “, which pro-rated Annual Bonus will be paid at the time and in the manner such Annual Bonus is paid to other executives receiving such bonus payment”
          2.     The following phrase shall be added to each of Sections 4.1(iv) and 4.2(iv) of the Agreement, in each case after the phrase “paid such Annual Bonus”:
          “, which prior year Annual Bonus will be paid at the time and in the manner such prior year Annual Bonus is paid to other executives receiving such prior year Annual Bonus”
          3.     The following sentence shall be added to the end of Section 4.6:
     “Notwithstanding anything to the contrary, the severance payments and benefits are conditioned on the Executive’s execution, delivery and nonrevocation of the general waiver and release of claims within fifty-five days following the Executive’s termination of employment (the “Release Condition”). Payments and benefits will commence five business days after the Release Condition is satisfied.”
          4.     Section 4.7 is amended and restated in its entirety as follows:
               “4.7     Section 409A.
                           4.7.1     This Agreement is intended to satisfy the requirements of Section 409A of the Code (“Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent. If either party notifies the other in writing that one or more or the provisions of this Agreement contravenes any Treasury Regulations or guidance promulgated under Section 409A or causes any amounts to be subject to interest, additional tax or penalties under Section 409A, the parties shall agree to negotiate in good faith to make amendments to this Agreement as the parties mutually agree, reasonably and in good faith are necessary or desirable, to (i) maintain to the maximum extent reasonably practicable the original intent of the applicable provisions without violating the provisions of Section 409A or increasing the costs to the Company of providing the applicable benefit or payment and (ii) to the extent possible, to avoid the imposition of any interest, additional tax or other penalties under Section 409A upon the parties.
                 4.7.2     To the extent the Executive would otherwise be entitled to any payment or benefit under this Agreement, or any plan or arrangement of the Company or its affiliates, that constitutes a “deferral of compensation” subject to Section 409A and that if paid during the six (6) months beginning on the date of termination of the Executive’s employment would be subject to the Section 409A additional tax because the Executive is a “specified employee” (within the meaning of Section 409A and as determined by the Company), the payment or benefit will be paid or provided to the Executive on the earlier of the first day following the six (6) month anniversary of the Executive’s termination of employment or death.
                 4.7.3     Any payment or benefit due upon a termination of the Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to the Executive only upon a “separation from service” as defined in Treas. Reg. § 1.409A-1(h). Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation § 1.409A-1 through A-6.
                 4.7.4     Notwithstanding anything to the contrary in Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to the Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which the Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which the Executive’s “separation from service” occurs. To the extent any expense reimbursement or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the

Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.”
     5.     This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof that would call for the application of the substantive law of any jurisdiction other than the State of Delaware.
     6.     This Amendment may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which, taken together, shall constitute a single instrument.
     IN WITNESS WHEREOF, the parties have caused this First Amendment to the Agreement to be executed and delivered as of the date written first above.

HARLAND CLARKE HOLDINGS CORP.
By:	/s/ Peter A. Fera, Jr.
	Name:	Peter A. Fera, Jr.
	Title:	EVP & CFO

SCANTRON CORPORATION
By:	/s/ Martin Wexler
	Name:	Martin Wexler
	Title:	VP & Treasurer

EXECUTIVE
By:	/s/ Jeffrey Heggedahl
Jeffrey Heggedahl

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